Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedule of Capella Education Company and the effectiveness of internal control over financial reporting of Capella Education Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission incorporated by reference in the Registration Statement (Form S-4 No. 333-    ) and related Prospectus of Strayer Education, Inc.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 17, 2017